EXHIBIT 32



February 3, 1998

VIA FACSIMILE & FEDERAL EXPRESS
-------------------------------

William A. Ackman
David P. Berkowitz
Gotham Partners, L.P.
110 East 42nd St., 18th Floor
New York, NY 10017

Gentlemen:

In response to your request that First Union notify Gotham whether First Union will provide Gotham a shareholder list or mail Gotham's soliciting materials, First Union has no plans to do either.

As you know, First Union's Board of Trustees has determined, pursuant to the Declaration of Trust and By-Laws, that Gotham's shares are "Excess Securities." As provided in Article VI, Section 8 of the By-Laws:

          As the equivalent of treasury Securities for such purposes, the Excess Securities shall not be entitled to any voting rights; shall not be considered to be outstanding for quorums or voting purposes; and shall not be entitled to receive interest or any other distribution with respect to the Securities.

Consequently, under the Declaration of Trust and By-Laws, your Excess Securities are really treasury shares and are outside the coverage of Regulation 14(a)-7.

Very truly yours,


/s/ Paul F. Levin